As filed with the Securities and Exchange Commission on June 26, 2012
Registration No. 333-123055

Registration No. 333-128144

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT NO. 333-123055

POST-EFFECTIVE AMENDMENT TO
FORM S-8 REGISTRATION STATEMENT NO. 333-128144

PHH CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	52-0551284
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3000 Leadenhall Road Mt. Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

PHH CORPORATION EMPLOYEE SAVINGS PLAN

PHH CORPORATION SAVINGS RESTORATION PLAN

PHH CORPORATION OFFICER DEFERRED COMPENSATION PLAN

PHH HOME LOANS, LLC EMPLOYEE SAVINGS PLAN

(Full title of the plans)

William F. Brown, Esq. Senior Vice President, General Counsel and Secretary PHH Corporation 3000 Leadenhall Road Mt. Laurel, New Jersey 08054 (856) 917-1744	Wm. David Chalk DLA Piper LLP (US) 6225 Smith Avenue Baltimore, Maryland 21209 (410) 580-4120
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

PHH Corporation, a Maryland corporation (the “Registrant”), is filing these Post-Effective Amendments to deregister certain securities and related plan participation interests originally registered pursuant to the Registration Statements on Form S-8 filed on March 1, 2005 (file no. 333-123055) and September 7, 2005 (file no. 333-128144), with respect to shares of the Registrant’s common stock, par value $0.01 (the “Common Stock”), thereby registered for offer or sale pursuant to the PHH Corporation Employee Savings Plan, PHH Corporation Savings Restoration Plan, PHH Corporation Officer Deferred Compensation Plan, and PHH Home Loans, LLC Employee Savings Plan (together, the “Plans”).  A total of 950,000 shares (consisting of 800,000 shares collectively under the PHH Corporation Employee Savings Plan, PHH Corporation Savings Restoration Plan, and PHH Corporation Officer Deferred Compensation Plan, and 150,000 shares under the PHH Home Loans, LLC Employee Savings Plan) and an indeterminate number of plan participation interests were registered for issuance under the Plans.

The PHH Corporation Savings Restoration Plan and PHH Corporation Officer Deferred Compensation Plan have both been terminated, and the PHH Corporation Employee Savings Plan and PHH Home Loans, LLC Employee Savings Plan no longer offer Common Stock of the Registrant as an investment option. Accordingly, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Registrant is filing these Post-Effective Amendments to deregister an aggregate of 933,445 shares of Common Stock and related plan participation interests previously registered that have not been issued and will not in the future be issued under the Plans. The Registrant reserves the right under Rule 457(p) of the Securities Act of 1933, as amended, to offset the aggregate total dollar amount of the filing fee associated with the unsold securities deregistered hereby (i.e., $2,557) against the total filing fee due for a subsequent registration statement filed within five years.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Mt. Laurel, New Jersey, on June 26, 2012.

PHH CORPORATION

By:	/s/ William F. Brown
William F. Brown
Senior Vice President, General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.